Exhibit 99.25

English convenience translation of
 Spanish original. In case of discrepancies
 between the Spanish original and the
 English translation, the Spanish original
 shall prevail.

Notice to US Investors:

The proposed business combination of Cintra Concesiones de Infraestructuras de Transporte, S.A. and Grupo Ferrovial, S.A. (the “Merger”) relates to the shares of a Spanish company.  Information distributed in connection with the proposed Merger and the related shareholder vote is subject to Spanish disclosure requirements that are different from those of the United States. Financial statements and financial information included herein, if any, have been prepared in accordance with Spanish accounting standards that may not be comparable to the financial statements or financial information of United States companies.

It may be difficult for you to enforce your rights and any claim you may have arising under the U.S. federal securities laws in respect of the Merger, since the companies are located in Spain and some or all of their officers and directors may be residents of Spain. You may not be able to sue the companies or their officers or directors in a Spanish court for violations of the U.S. securities laws. Finally, it may be difficult to compel the companies and their affiliates to subject themselves to a U.S. court’s judgment.

You should be aware that the companies may purchase shares of Grupo Ferrovial, S.A. otherwise than under the Merger, such as in open market or privately negotiated purchases in accordance with applicable law.

In accordance with the provisions of article 82 of Law 24/1998, of 28 July,  on the Securities Market (“Ley del Mercado de Valores”), Cintra Concesiones de Infraestructuras de Transporte, S.A. (“Cintra”) and Grupo Ferrovial, S.A. (“Ferrovial”) hereby notify the Spanish Securities Exchange Commission (“Comisión Nacional del Mercado de Valores”) of the following

REGULATORY DISCLOSURE

Further to the information published last Monday, 30 November 2009 in relation to the manner and procedure for the exchange of shares of Ferrovial for shares in Cintra (Regulatory Disclosures numbers 116882 and 116883), the companies, in accordance with their projections, hereby disclose the following information:

(i)
The merger between Ferrovial and Cintra will be recorded next Thursday, 3 December, after close of trading. The registration will now take place on such date instead of on the Friday, as is typically the case for these kinds of transactions, the reason being that a full business day is needed for the financial closure of the process of restructuring the corporate debt of Ferrovial, which, in accordance with the undertakings assumed with numerous financial institutions, and as duly announced in the Regulatory Disclosure of 30 June (number 110706), must be carried out immediately after the close of the merger process. The need for one business day can be attributed to the complexity of the documentation that must be prepared and the funds that must be transferred in order to bring about such closure.

(ii)
In light of the fact that the merger will take legal effect from the time it is recorded with the pertinent registry, and given the need for a minimum period of time in which to carry out the exchange pursuant to the procedures stipulated in the above-referenced Regulatory Disclosures, it is planned that trading of both companies’ shares will be temporarily suspended during the trading day of Friday, 4 December.

(iii)
Once the exchange has been completed on Friday, Saturday and Sunday, it is expected that on the following Monday, that is 7 December, the new shares issued to effect the exchange will be available for trading and that the shares of the surviving company of the merger, namely “Ferrovial, S.A.”, will commence trading once again from the start of the trading day in question.

In Madrid, on 1 December 2009.

Cintra Concesiones de Infraestructuras de Transporte, S.A.	Grupo Ferrovial, S.A.

Javier Romero Sullá	José María Pérez Tremps
Secretary to the Board of Directors	Secretary Board member of the Board of Directors